EXHIBIT 10.4

AMENDED AND RESTATED

LIMITED PARTNERSHIP AGREEMENT

of

ROCKET LIMITED PARTNERSHIP

Dated as of June 30, 2025

TABLE OF CONTENTS

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Schedule A Partner Schedule

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AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”) OF ROCKET LIMITED PARTNERSHIP, a Michigan limited partnership (the “Partnership”), dated as of June 30, 2025, by and among Rocket GP, LLC, a Michigan limited liability company (“Merger Sub 2”), Rocket, LP, LLC, a Michigan limited liability company (“Rocket Sub”), Rock Holdings Inc., a Michigan corporation (“RHI”) and Daniel Gilbert (“Gilbert”).

W I T N E S S E T H:

WHEREAS, the Partnership originally was formed pursuant to the certificate of limited partnership filed with the Department of Licensing and Regulatory Affairs, Corporations, Securities and Commercial Licensing Bureau of the State of Michigan (the “Michigan LARA”) on March 21, 2025;

WHEREAS, Merger Sub 2 and Rocket, LLC, a Michigan limited liability company (“Holdings”) entered into the initial Limited Partnership Agreement of the Partnership, dated as of March 21, 2025 (the “Initial Partnership Agreement”);

WHEREAS, on June 30, 2025, Holdings merged with and into the Partnership, following which the separate existence of Holdings ceased and the Partnership continued as the surviving entity (the “Pre-Closing Conversion”); and

WHEREAS, the parties desire to enter into this Agreement, which shall supersede the Initial Partnership Agreement, to reflect the Pre-Closing Conversion, admit each of Rocket Sub, RHI and Gilbert as a Partner (as defined below) and to provide for certain other matters as described herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and other good and valuable consideration, the parties hereby agree to amend and restate the Initial Partnership Agreement in its entirety as follows:

ARTICLE I

DEFINITIONS AND USAGE

Section 1.01        Definitions.

(a)               The following terms shall have the following meanings for the purposes of this Agreement:

“Additional Partner” means any Person admitted as a Partner of the Partnership pursuant to Section 3.02 in connection with the new issuance of Units to such Person.

“Adjusted Capital Account Deficit” means, with respect to any Partner, the deficit balance, if any, in such Partner’s Capital Account as of the end of the relevant Fiscal Year, after giving effect to the following adjustments:

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(i)       Credit to such Capital Account any amounts that such Partner is deemed to be obligated to restore pursuant to the penultimate sentence in Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

(ii)       Debit to such Capital Account the items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) and 1.704-1(b)(2)(ii)(d)(6).

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person; provided that no Partner nor any Affiliate of any Partner shall be deemed to be an Affiliate of any other Partner or any of its Affiliates solely by virtue of such Partners’ Units.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority or Regulatory Agency that is binding upon or applicable to such Person or its assets, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or Detroit, Michigan are authorized or required by Applicable Law to close.

“Capital Account” means the capital account established and maintained for each Partner pursuant to Section 5.02.

“Capital Contribution” means, with respect to any Partner, the amount of money and the initial Carrying Value of any Property (other than money) contributed to the Partnership.

“Carrying Value” means with respect to any Property (other than money), such Property’s adjusted basis for U.S. federal income tax purposes, except as follows:

(i)       The initial Carrying Value of any such Property contributed by a Partner to the Partnership shall be the gross fair market value of such Property, as reasonably determined by the General Partner;

(ii)       The Carrying Values of all such Properties shall be adjusted to equal their respective gross fair market values (taking Section 7701(g) of the Code into account), as reasonably determined by the General Partner, at the time of any Revaluation pursuant to Section 5.02(c);

(iii)       The Carrying Value of any item of such Properties distributed to any Partner shall be adjusted to equal the gross fair market value (taking Section 7701(g) of the Code

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into account) of such Property on the date of distribution as reasonably determined by the General Partner; and

(iv)       The Carrying Values of such Properties shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such Properties pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m) and subparagraph (vi) of the definition of “Net Income” and “Net Loss” or Section 5.04(b)(vi); provided, however, that Carrying Values shall not be adjusted pursuant to this subparagraph (iv) to the extent that an adjustment pursuant to subparagraph (ii) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (iv). If the Carrying Value of such Property has been determined or adjusted pursuant to subparagraph (i), (ii) or (iv), such Carrying Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Net Income and Net Loss.

“Class A Common Stock” means Class A common stock, $0.00001 par value per share, of RocketCo.

“Class B Common Stock” means Class B common stock, $0.00001 par value per share, of RocketCo.

“Class C Common Stock” means Class C common stock, $0.00001 par value per share, of RocketCo.

“Class D Common Stock” means Class D common stock, $0.00001 par value per share, of RocketCo.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Control” including the terms “controlling,” “controlled by” and “under common control with,” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting stock, by contract, or otherwise. A person who is the owner of 20% or more of the outstanding voting stock of a corporation, partnership, unincorporated association or other entity shall be presumed to have control of such entity, in the absence of proof by a preponderance of the evidence to the contrary.

“Covered Person” means (i) each Partner or an Affiliate thereof, in each case in such capacity, (ii) each officer, director, shareholder, member, partner, employee, representative, agent or trustee of a Partner or an Affiliate thereof, in all cases in such capacity and (iii) each officer, director, shareholder (other than any public shareholder of RocketCo that is not a Partner), member, partner, employee, representative, agent or trustee of the General Partner, Merger Sub 2 (in the event Merger Sub 2 is not the General Partner), the Partnership or an Affiliate controlled thereby, in all cases in such capacity.

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such Fiscal Year, except that if the Carrying Value of an asset differs from its adjusted basis for U.S. federal

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income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount that bears the same ratio to such beginning Carrying Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for U.S. federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Carrying Value using any reasonable method selected by the General Partner.

“DGCL” means the General Corporation Law of the State of Delaware, as amended from time to time.

“Equity Securities” means, with respect to any Person, any (i) membership interests or shares of capital stock, (ii) equity, ownership, voting, profit or participation interests or (iii) similar rights or securities in such Person or any of its Subsidiaries, or any rights or securities convertible into or exchangeable for, options or other rights to acquire from such Person or any of its Subsidiaries, or obligation on the part of such Person or any of its Subsidiaries to issue, any of the foregoing.

“Exchange Agreement” means the Exchange Agreement, dated as of August 5, 2020, by and among RocketCo, the Partnership and the holders of Partnership Units and shares of Class C Common Stock and Class D Common Stock from time to time party thereto.

“Family Member” means, with respect to any natural person, the spouse, parents, grandparents, lineal descendants, siblings of such person or such person’s spouse and lineal descendants of siblings of such person or such person’s spouse. Lineal descendants shall include adopted persons, but only so long as they are adopted during minority.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Fiscal Year” means the Partnership’s fiscal year, which shall initially be the calendar year and which may be changed from time to time as determined by the General Partner.

“General Partner” means (i) Merger Sub 2 so long as Merger Sub 2 has not withdrawn as the General Partner pursuant to Section 7.02 and (ii) any successor thereof appointed as General Partner in accordance with Section 7.02.

“General Partnership Interests” means the interests in the Partnership issued to and owned by the General Partner.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, including any political subdivision thereof.

“Highest Partner Tax Amount” means the Partner receiving the greatest proportionate allocation of taxable income attributable to its ownership of the Partnership in the applicable tax period (or portion thereof) (including as a result of the application of Section 704(c) of the Code or otherwise), and calculated by multiplying (x) the aggregate taxable income allocated to such

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Partner (excluding the tax consequences resulting from any adjustment under Sections 743(b) and 734(b) of the Code in such applicable taxable period (or portion thereof), by (y) the Tax Rate.

“Indebtedness” means (a) all indebtedness for borrowed money (including capitalized lease obligations, sale-leaseback transactions or other similar transactions, however evidenced), (b) any other indebtedness that is evidenced by a note, bond, debenture, draft or similar instrument, (c) notes payable and (d) lines of credit and any other agreements relating to the borrowing of money or extension of credit.

“Limited Ownership Minimum” means, with respect to the Rock Partners, if the number of its Owned Shares exceeds 10,001,877, as adjusted for any stock split, stock dividend, reverse stock split, combination, recapitalization, reclassification or similar event.

“Limited Partnership Interests” means the interests in the Partnership issued to and owned by the Partners, other than the General Partner.

“Net Income” and “Net Loss” mean, for each Fiscal Year or other period, an amount equal to the Partnership’s taxable income or loss for such Fiscal Year or period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments (without duplication):

(i)       Any income of the Partnership that is exempt from U.S. federal income tax and not otherwise taken into account in computing Net Income or Net Loss pursuant to this definition of “Net Income” and “Net Loss” shall be added to such taxable income or loss;

(ii)       Any expenditures of the Partnership described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) of the Code expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Net Income and Net Loss pursuant to this definition of “Net Income” and “Net Loss,” shall be treated as deductible items;

(iii)       In the event the Carrying Value of any Partnership asset is adjusted pursuant to subparagraphs (ii) or (iii) of the definition of “Carrying Value,” the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Carrying Value of the asset) or an item of loss (if the adjustment decreases the Carrying Value of the asset) from the disposition of such asset and shall be taken into account, immediately prior to the event giving rise to such adjustment, for purposes of computing Net Income or Net Loss;

(iv)       Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for U.S. federal income tax purposes shall be computed by reference to the Carrying Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Carrying Value;

(v)       In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into

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account Depreciation for such Fiscal Year, computed in accordance with the definition of Depreciation;

(vi)       To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Section 734(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Net Income or Net Loss; and

(vii)       Notwithstanding any other provision of this definition, any items that are specially allocated pursuant to Section 5.04(b), Section 5.04(c) and Section 5.04(d) shall not be taken into account in computing Net Income and Net Loss.

The amounts of the items of Partnership income, gain, loss, or deduction available to be specially allocated pursuant to Section 5.04(b), Section 5.04(c) and Section 5.04(d) shall be determined by applying rules analogous to those set forth in subparagraphs (i) through (vi) above.

“Non-RocketCo Partner” means any Partner that is not a RocketCo Partner.

“Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(b)(1) and 1.704-2(c).

“Owned Shares” with respect to the Rock Partners, the total number of shares of Class A Common Stock beneficially owned (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act) by the Rock Partners (including, for the purposes of this definition, any Person that owns either Units or RocketCo Common Stock and that otherwise qualifies under the definition of “Rock Partner”), in the aggregate and without duplication, as of the date of such calculation (determined on an “as-converted” basis taking into account any and all securities then convertible into, or exercisable or exchangeable for, shares of Class A Common Stock (including Partnership Units and shares of Class C Common Stock exchangeable pursuant to the Exchange Agreement).

“Ownership Minimum” means, with respect to the Rock Partners, if the number of its Owned Shares exceeds 20,003,755, as adjusted for any stock split, stock dividend, reverse stock split, combination, recapitalization, reclassification or similar event.

“Paired Interest” has the meaning set forth in the Exchange Agreement.

“Partner” means any Person named as a Partner of the Partnership on the Partner Schedule and the books and records of the Partnership, as the same may be amended from time to time to reflect any Person admitted as an Additional Partner or a Substitute Partner, for so long as such Person continues to be a Partner of the Partnership.

“Partner Nonrecourse Debt” has the same meaning as the term “partner nonrecourse debt” in Treasury Regulations Section 1.704-2(b)(4).

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“Partner Nonrecourse Debt Minimum Gain” means an amount with respect to each “partner nonrecourse debt” (as defined in Treasury Regulation Section 1.704-2(b)(4)) equal to the Partnership Minimum Gain that would result if such partner nonrecourse debt were treated as a nonrecourse liability (as defined in Treasury Regulation Section 1.752-1(a)(2)) determined in accordance with Treasury Regulation Section 1.704-2(i)(3).

“Partner Nonrecourse Deductions” has the same meaning as the term “partner nonrecourse deductions” in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).

“Partnership Audit Provisions” means Title XI, Section 1101, of the Bipartisan Budget Act of 2015, P.L. 114-74 (together with any subsequent amendments thereto, Treasury Regulations promulgated thereunder, and published administrative interpretations thereof, and any comparable provisions of state or local tax law).

“Partnership Minimum Gain” means “partnership minimum gain,” as defined in Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).

“Partnership Units” means the General Partnership Interests and the Limited Partnership Interests.

“Percentage Interest” means, with respect to any Partner, a fractional amount, expressed as a percentage: (i) the numerator of which is the aggregate number of Partnership Units owned of record thereby and (ii) the denominator of which is the aggregate number of Partnership Units issued and outstanding. The sum of the outstanding Percentage Interests of all Partners shall at all times equal 100%.

“Permitted Transfer” means any Transfer (i) to any Permitted Transferee or (ii) following which such Units continue to be held by RHI or any Permitted Transferee and the direct or indirect equityholders of RHI or such Permitted Transferee immediately prior to such Transfer continue to hold a majority of the beneficial interests of RHI or such Permitted Transferee, as applicable, following such Transfer.

“Permitted Transferee” means, with respect to any Partner, (i) RHI or any Rock Equityholder, (ii) any Family Member of such holder or any Family Member of any Rock Equityholder, (iii) any trust, family-partnership or estate-planning vehicle so long as such holder, any Family Member of such holder, any Rock Equityholder or any Family Member of a Rock Equityholder are the sole economic beneficiaries thereof, (iv) any partnership, corporation or other entity controlled by, or a majority of which is beneficially owned by, such holder or any of the persons listed in the foregoing clauses (i)-(iii), (v) any charitable trust or organization that is exempt from taxation under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, and controlled by such holder or any of the persons listed in the foregoing clauses (i)-(iv), (vi) an individual mandated under a qualified domestic relations order or (vii) a legal or personal representative of such holder, any Family Member of such holder, any Rock Equityholder or any Family Member of a Rock Equityholder in the event of the death or disability thereof.

“Person” means any individual, corporation, partnership, unincorporated association or other entity.

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“Prime Rate” means the rate of interest from time to time identified by JP Morgan Chase, N.A. as being its “prime” or “reference” rate.

“Property” means an interest of any kind in any real, personal or intellectual (or mixed) property, including cash, and any improvements thereto, and shall include both tangible and intangible property.

“RocketCo” means Rocket Companies, Inc., a Delaware corporation.

“RocketCo Common Stock” means all classes and series of common stock of RocketCo, including the Class A Common Stock, Class B Common Stock, Class C Common Stock and Class D Common Stock.

“RocketCo Equity Plan” means the Rocket Companies, Inc. 2020 Management Incentive Plan, as the same may be amended from time to time.

“RocketCo Partner” means any Subsidiary of RocketCo (other than the Partnership and its Subsidiaries) that is a Partner.

“Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date hereof, by and between RocketCo and RHI.

“Regulatory Agency” means the SEC, FINRA and any other regulatory authority or body (including any state or provincial securities authority and any self-regulatory organization) with jurisdiction over the Partnership or any of its Subsidiaries.

“Relative Percentage Interest” means, with respect to any Partner relative to another Partner or Partners, a fractional amount, expressed as a percentage, the numerator of which is the Percentage Interest of such Partner; and the denominator of which is (x) the Percentage Interest of such Partner plus (y) the aggregate Percentage Interest of such other Partner or Partners.

“Rock Equityholders” means the direct or indirect equityholders of RHI.

“Rock Partners” means (i) RHI, (ii) Gilbert and (iii) any Permitted Transferee of a Rock Partner that owns Units from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of Equity Securities or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof.

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“Substitute Partner” means any Person admitted as a Partner of the Partnership pursuant to Section 3.02 in connection with the Transfer of then-existing Units to such Person.

“Tax Amount” means the Highest Partner Tax Amount divided by the Percentage Interest of the Partner described in the definition of “Highest Partner Tax Amount”.

“Tax Distribution” means a distribution made by the Partnership pursuant to Section 5.03(e)(i) or Section 5.03(e)(iii) or a distribution made by the Partnership pursuant to another provision of Section 5.03 but designated as a Tax Distribution pursuant to Section 5.03(e)(ii).

“Tax Distribution Amount” means, with respect to a Partner’s Units, whichever of the following applies with respect to the applicable Tax Distribution, in each case in amount not less than zero:

(i)       With respect to a Tax Distribution pursuant to Section 5.03(e)(i), the excess, if any, of (A) such Partner’s required annualized income installment for such estimated payment date under Section 6655(e) of the Code, assuming that (x) such Partner is a corporation (which assumption, for the avoidance of doubt, shall not affect the determination of the Tax Rate), (y) Section 6655(e)(2)(C)(ii) is in effect and (z) such Partner’s only income is from the Partnership, which amount shall be calculated based on the projections believed by the General Partner in good faith to be, reasonable projections of the product of (1) the Tax Amount and (2) such Partner’s Percentage Interest over (B) the aggregate amount of Tax Distributions designated by the Partnership pursuant to Section 5.03(e)(ii) with respect to such Units since the date of the previous Tax Distribution pursuant to Section 5.03(e)(i) (or if no such Tax Distribution was required to be made, the date such Tax Distribution would have been made pursuant to Section 5.03(e)(i)).

(ii)       With respect to the designation of an amount as a Tax Distribution pursuant to Section 5.03(e)(ii), the product of (x) the Tax Amount projected, in the good faith belief of the General Partner, during the period since the date of the previous Tax Distribution (or, if more recent, the date that the previous Tax Distribution pursuant to Section 5.03(e)(i) would have been made or, in the case of the first distribution pursuant to Section 5.03(b), the date of this Agreement) and (y) such Partner’s Percentage Interest.

(iii)       With respect to an entire Fiscal Year to be calculated for purposes of Section 5.03(e)(iii), the excess, if any, of (A) the product of (x) the Tax Amount for the relevant Fiscal Year and (y) such Partner’s Percentage Interest, over (B) the aggregate amount of Tax Distributions (other than Tax Distributions under Section 5.03(e)(iii) with respect to a prior Fiscal Year) with respect to such Units made with respect to such Fiscal Year.

“Tax Rate” means the highest marginal federal, state and local tax rate for an individual or corporation that is resident in Michigan, New York City or California (whichever is higher) applicable to ordinary income, qualified dividend income or capital gains, as appropriate, taking into account the holding period of the assets disposed of and the year in which the taxable net income is recognized by the Partnership, and taking into account the deductibility of state and local income taxes as applicable at the time for U.S. federal income tax purposes and any limitations

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thereon including pursuant to Section 68 of the Code or Section 164 of the Code, which Tax Rate shall be the same for all Partners.

“Tax Receivable Agreement” means the Tax Receivable Agreement by and between RocketCo, RHI and Gilbert.

“Transfer” of a Unit means, directly or indirectly, any sale, assignment, transfer, exchange, gift, bequest, pledge, hypothecation or other disposition or encumbrance of such Unit or any legal or beneficial interest in such Unit, in whole or in part, whether or not for value and whether voluntary or involuntary or by operation of Applicable Law, and shall include all matters deemed to constitute a Transfer under Article VIII; provided, however, that the following shall not be considered a “Transfer”: (i) the pledge of Units by a Partner that creates a mere security interest in such Units pursuant to a bona fide loan or indebtedness transaction so long as such Partner continues to exercise sole voting control over such pledged Units; provided, however, that a foreclosure on such Units or other similar action by the pledgee shall constitute a “Transfer”; or (ii) the fact that the spouse of any Partner possesses or obtains an interest in such Partner’s Units arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a “Transfer” of such Units. The terms “Transferred”, “Transferring”, “Transferor”, “Transferee” and “Transferable” have meanings correlative to the foregoing.

“Treasury Regulations” mean the regulations promulgated under the Code, as amended from time to time.

“Units” means Partnership Units or any other class of Limited Partnership Interests or General Partnership Interests designated by the Partnership after the date hereof in accordance with this Agreement; provided that any type, class or series of Units shall have the designations, preferences or special rights set forth or referenced in this Agreement, and the limited partnership interests of the Partnership represented by such type, class or series of Units shall be determined in accordance with such designations, preferences or special rights.

(b)               Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Agreed-Upon Venues	Section 11.05(a)
Agreement	Preamble
Confidential Information	Section 11.10(b)
Controlled Entities	Section 9.02(e)
Dissolution Event	Section 10.01(c)
Economic RocketCo Security	Section 4.01(a)
e-mail	Section 11.03
Expenses	Section 9.02(e)
Gilbert	Preamble
Holdings	Recitals
Imputed Underpayment Amount	Section 6.01(b)
Indemnification Sources	Section 9.02(e)

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Indemnitee-Related Entities	Section 9.02(e)(i)
Initial Partnership Agreement	Recitals
Jointly Indemnifiable Claims	Section 9.02(e)(ii)
Michigan LARA	Recitals
Officers	Section 7.05(a)
Partner Parties	Section 11.10(a)
Partner Schedule	Section 3.01(a)
Partnership	Preamble
Pre-Closing Conversion	Recitals
Process Agent	Section 11.05(b)
Regulatory Allocations	Section 5.04(c)
Revaluation	Section 5.02(c)
RHI	Preamble
Rocket Sub	Preamble
Withholding Advances	Section 5.06(b)

Section 1.02        Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Schedules are to Articles, Sections and Schedules of this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. The word “or” shall be disjunctive but not exclusive. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. As used in this Agreement, all references to “majority in interest” and phrases of similar import shall be deemed to refer to such percentage or fraction of interest based on the Relative Percentage Interests of the Partners subject to such determination. Unless otherwise expressly provided herein, when any approval, consent or other matter requires any action or approval of any group of Partners, including any holders of any class of Units, such approval, consent or other matter shall require the approval of a majority in interest of such group of Partners. Except to the extent otherwise expressly provided herein, all references to any Partner shall be deemed to refer solely to such Person in its capacity as such Partner and not in any other capacity.

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ARTICLE II

THE PARTNERSHIP

Section 2.01        Formation. The Partnership was formed upon the filing of the Certificate of Limited Partnership of the Partnership with the Michigan LARA on March 21, 2025. The General Partner or an “authorized agent” within the meaning of the Michigan Act shall file and record any amendments or restatements to the Certificate of Limited Partnership of the Partnership and such other certificates and documents (and any amendments or restatements thereof) as may be required under the laws of the State of Michigan and of any other jurisdiction in which the Partnership may conduct business. The authorized agent or representative shall, on request, provide any Partner with copies of each such document as filed and recorded. The Partners hereby agree that the Partnership and its Subsidiaries shall be governed by the terms and conditions of this Agreement and, except as provided herein, the Michigan Act.

Section 2.02        Name. The name of the Partnership shall be Rocket Limited Partnership; provided that the General Partner may change the name of the Partnership to such other name as the General Partner shall determine, provided that such change is made in accordance with the requirements of the Michigan Act and subject to the approval of the Partners as provided for in the Michigan Act. The General Partner or an authorized agent, and shall have the authority to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by Applicable Law or as, in the reasonable judgment of the General Partner, may be necessary or advisable to effect such change.

Section 2.03        Term. The Partnership shall have perpetual existence unless sooner dissolved and its affairs wound up as provided in Article X.

Section 2.04        Registered Agent and Registered Office. The name of the registered agent of the Partnership for service of process on the Partnership in the State of Michigan shall be C T Corporation System, and the address of such registered agent and the address of the registered office of the Partnership in the State of Michigan shall be C T Corporation System, 40600 Ann Arbor Road East, Suite 201, Plymouth, Michigan 48170. Such office and such agent may be changed to such place within the State of Michigan and any successor registered agent, respectively, as may be determined from time to time by the General Partner in accordance with the Michigan Act.

Section 2.05        Purposes. The primary business and purpose of the Partnership shall be to engage in such activities related to the mortgage, real estate and personal finance or other related businesses.

Section 2.06        Powers of the Partnership. The Partnership shall have the power and authority to take any and all actions necessary, appropriate or advisable to or for the furtherance of the purposes set forth in Section 2.05.

Section 2.07        Partnership Tax Status. The Partners intend that the Partnership shall be treated as a partnership for federal, state and local income tax purposes to the extent such treatment

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is available, and agree to take (or refrain from taking) such actions as may be necessary to receive and maintain such treatment and refrain from taking any actions inconsistent thereof.

Section 2.08        Regulation of Internal Affairs. The internal affairs of the Partnership and the conduct of its business shall be regulated by this Agreement, and to the extent not provided for herein, shall be determined by the General Partner.

Section 2.09        Ownership of Property. Legal title to all Property, conveyed to, or held by the Partnership or its Subsidiaries shall reside in the Partnership or its Subsidiaries and shall be conveyed only in the name of the Partnership or its Subsidiaries and no Partner or any other Person, individually, shall have any ownership of such Property.

Section 2.10        Subsidiaries. The Partnership shall cause the business and affairs of each of the Subsidiaries to be managed by the General Partner in accordance with and in a manner consistent with this Agreement.

ARTICLE III

UNITS; PARTNERS; BOOKS AND RECORDS; REPORTS

Section 3.01        Units; Admission of Partners.

(a)               As of the date hereof, the number of Partnership Units held by each Partner is as set forth on Schedule A (the “Partner Schedule”). The Partner Schedule shall be maintained by the General Partner on behalf of the Partnership in accordance with this Agreement and, upon any subsequent update to the Partner Schedule, the General Partner shall promptly deliver a copy of such updated Partner Schedule to each Partner. When any Units or other Equity Securities of the Partnership are issued, repurchased, redeemed, converted or Transferred in accordance with this Agreement, the Partner Schedule shall be amended by the General Partner to reflect such issuance, repurchase, redemption or Transfer, the admission of additional or substitute Partners and the resulting Percentage Interest of each Partner. Following the date hereof, no Person shall be admitted as a Partner and no additional Units shall be issued except as expressly provided herein.

(b)               The General Partner may cause the Partnership to authorize and issue from time to time such other Units or other Equity Securities of any type, class or series and having the designations, preferences or special rights as may be determined the General Partner. Such Units or other Equity Securities may be issued pursuant to such agreements as the General Partner shall approve, with respect to Persons employed by or otherwise performing services for the Partnership or any of its Subsidiaries, other equity compensation agreements, options or warrants. When any such other Units or other Equity Securities are authorized and issued, the Partner Schedule and this Agreement shall be amended by the General Partner to reflect such additional issuances and resulting dilution, which shall be borne pro rata by all Partners based on their Partnership Units.

Section 3.02        Substitute Partners and Additional Partners.

(a)               No Transferee of any Units or Person to whom any Units are issued pursuant to this Agreement shall be admitted as a Partner hereunder or acquire any rights hereunder,

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including any class voting rights or the right to receive distributions and allocations in respect of the Transferred or issued Units, as applicable, unless (i) such Units are Transferred or issued in compliance with the provisions of this Agreement (including Article VIII) and (ii) such Transferee or recipient shall have executed and delivered to the Partnership such instruments as the General Partner deems necessary or desirable, in its reasonable discretion, to effectuate the admission of such Transferee or recipient as a Partner and to confirm the agreement of such Transferee or recipient to be bound by all the terms and provisions of this Agreement. Upon complying with the immediately preceding sentence, without the need for any further action of any Person, a Transferee or recipient shall be deemed admitted to the Partnership as a Partner. A Substitute Partner shall enjoy the same rights, and be subject to the same obligations, as the Transferor; provided that such Transferor shall not be relieved of any obligation or liability hereunder arising prior to the consummation of such Transfer but shall be relieved of all future obligations with respect to the Units so Transferred. As promptly as practicable after the admission of any Person as a Partner, the books and records of the Partnership shall be changed to reflect such admission of a Substitute Partner or Additional Partner. In the event of any admission of a Substitute Partner or Additional Partner pursuant to this Section 3.02(a), this Agreement shall be deemed amended to reflect such admission, and any formal amendment of this Agreement (including the Partner Schedule) in connection therewith shall only require execution by the General Partner and such Substitute Partner or Additional Partner, as applicable, to be effective.

(b)               If a Partner shall Transfer all (but not less than all) its Units, the Partner shall thereupon cease to be a Partner of the Partnership.

Section 3.03        Tax and Accounting Information.

(a)               Accounting Decisions and Reliance on Others. All decisions as to accounting matters, except as otherwise specifically set forth herein, shall be made by the General Partner in accordance with Applicable Law and with accounting methods followed for U.S. federal income tax purposes. In making such decisions, the General Partner may rely upon the advice of the independent accountants of the Partnership.

(b)               Records and Accounting Maintained. The books and records of the Partnership shall be kept, and the financial position and the results of its operations recorded, in all material respects in accordance with United States generally accepted accounting principles as in effect from time to time. The Fiscal Year of the Partnership shall be used for financial reporting and for U.S. federal income tax purposes.

(c)               Financial Reports.

(i)                 The books and records of the Partnership shall be audited as of the end of each Fiscal Year by the same accounting firm that audits the books and records of RocketCo (or, if such firm declines to perform such audit, by an accounting firm selected by the General Partner).

(ii)              In the event neither RocketCo nor the Partnership is not required to file an annual report on Form 10-K or quarterly report on Form 10-Q, the Partnership

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shall deliver, or cause to be delivered, the following to each Rock Partner, in each case so long as such Rock Partner meets the Ownership Minimum:

(1)               not later than ninety (90) days after the end of each fiscal year of the Partnership, a copy of the audited consolidated balance sheet of the Partnership and its Subsidiaries as of the end of such fiscal year and the related statements of operations and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous year, all in reasonable detail; and

(2)               not later than forty five (45) days or such later time as permitted under applicable securities law after the end of each of the first three fiscal quarters of each fiscal year, the unaudited consolidated balance sheet of the Partnership and its Subsidiaries, and the related statements of operations and cash flows for such quarter and for the period commencing on the first day of the fiscal year and ending on the last day of such quarter.

(d)               Tax Returns.

(i)                 The Partnership shall timely prepare or cause to be prepared all federal, state, local and foreign tax returns (including information returns) of the Partnership and its Subsidiaries, which may be required by a jurisdiction in which the Partnership and its Subsidiaries operate or conduct business for each year or period for which such returns are required to be filed and shall cause such returns to be timely filed. Upon request of RHI or any other Partner, the Partnership shall furnish to such Partner a copy of each such tax return; and

(ii)              The Partnership shall furnish to each Partner (a) as soon as reasonably practical after the end of each Fiscal Year, all information concerning the Partnership and its Subsidiaries required for the preparation of tax returns of such Partners (or any beneficial owner(s) of such Partner), including a report (including Schedule K-1), indicating each Partner’s share of the Partnership’s taxable income, gain, credits, losses and deductions for such year, in sufficient detail to enable such Partner to prepare its federal, state and other tax returns; provided that estimates of such information believed by the General Partner in good faith to be reasonable shall be provided within 90 days of the end of the Fiscal Year, (b) as soon as reasonably possible after the close of the relevant fiscal period, but in no event later than ten days prior to the date an estimated tax payment is due, such information concerning the Partnership as is required to enable such Partner (or any beneficial owner of such Partner) to pay estimated taxes and (c) as soon as reasonably possible after a request by such Partner, such other information concerning the Partnership and its Subsidiaries that is reasonably requested by such Partner for compliance with its tax obligations (or the tax obligations of any beneficial owner(s) of such Partner) or for tax planning purposes.

(e)               Inconsistent Positions.

No Partner shall take a position on its income tax return with respect to any item of Partnership income, gain, deduction, loss or credit that is different from the position taken on the Partnership’s income tax return with respect to such item unless such Partner notifies the Partnership of the different position the Partner desires to take and the Partnership’s regular tax

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advisors, after consulting with the Partner, are unable to provide an opinion that (after taking into account all of the relevant facts and circumstances) the arguments in favor of the Partnership’s position outweigh the arguments in favor of the Partner’s position.

Section 3.04        Books and Records. The Partnership shall keep full and accurate books of account and other records of the Partnership at its principal place of business. No Partner (other than the General Partner and, in each case so long as it meets the Ownership Minimum, the Rock Partners) shall have any right to inspect the books and records of Merger Sub 2, the Partnership or any of its Subsidiaries; provided that, in the case of the Rock Partners, (i) such inspection shall be at reasonable times and upon reasonable prior notice to the Partnership, but not more frequently than once per calendar quarter and (ii) neither Merger Sub 2, the Partnership nor any of its Subsidiaries shall be required to disclose (x) any information the General Partner determines to be competitively sensitive or (y) any privileged information of Merger Sub 2, the Partnership or any of its Subsidiaries so long as the Partnership has used commercially reasonable efforts to enter into an arrangement pursuant to which it may provide such information to the Rock Partners without the loss of any such privilege.

ARTICLE IV

ROCKETCO OWNERSHIP; RESTRICTIONS ON ROCKETCO STOCK

Section 4.01        RocketCo Ownership.

(a)               If at any time RocketCo issues a share of Class A Common Stock or Class B Common Stock or any other Equity Security of RocketCo entitled to any economic rights (an “Economic RocketCo Security”) with regard thereto (other than Class C Common Stock, Class D Common Stock or other Equity Security of RocketCo not entitled to any economic rights with respect thereto), (i) the Partnership shall issue to Merger Sub 2 one Partnership Unit (if RocketCo issues a share of Class A Common Stock or Class B Common Stock) or such other Equity Security of the Partnership (if RocketCo issues an Economic RocketCo Security other than Class A Common Stock or Class B Common Stock) corresponding to the Economic RocketCo Security, and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Economic RocketCo Security and (ii) the net proceeds received by RocketCo with respect to the corresponding Economic RocketCo Security, if any, shall be concurrently contributed from RocketCo to Merger Sub 2 and from Merger Sub 2 to the Partnership; provided, however, that if RocketCo issues any Economic RocketCo Securities, some or all of the net proceeds of which are to be used to fund expenses or other obligations of RocketCo for which Merger Sub 2 would be permitted a distribution pursuant to Section 5.03(c), then RocketCo shall not be required to transfer such net proceeds to Merger Sub 2 and Merger Sub 2 shall not be required to transfer such net proceeds to the Partnership which are used or will be used to fund such expenses or obligations, and provided, further, that if RocketCo issues any shares of Class A Common Stock or Class B Common Stock in order to fund the purchase from a Non-RocketCo Partner of a number of Partnership Units (and shares of Class C Common Stock or Class D Common Stock, as applicable) or to purchase or fund the purchase of shares of Class A Common Stock or Class B Common Stock, in each case equal to the number of shares of Class A Common Stock or Class B Common Stock issued, then the Partnership shall not issue any new Partnership Units in connection therewith and RocketCo shall not be required

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to transfer such net proceeds to Merger Sub 2 and Merger Sub 2 shall not be required to transfer such net proceeds to the Partnership (it being understood that such net proceeds shall instead be transferred to such Non-RocketCo Partner as consideration for such purchase).

(b)               Notwithstanding Section 4.01(a), this Article IV shall not apply (i) to the issuance and distribution to holders of shares of RocketCo Common Stock of rights to purchase Equity Securities of RocketCo under a “poison pill” or similar shareholders rights plan (it being understood that upon exchange of Paired Interests for Class A Common Stock or Class B Common Stock, as the case may be, pursuant to the Exchange Agreement, such Class A Common Stock or Class B Common Stock, as the case may be, will be issued together with a corresponding right) or (ii) to the issuance under the RocketCo Equity Plan or RocketCo’s other employee benefit plans of any warrants, options or other rights to acquire Equity Securities of RocketCo or rights or property that may be converted into or settled in Equity Securities of RocketCo, but shall in each of the foregoing cases apply to the issuance of Equity Securities of RocketCo in connection with the exercise or settlement of such rights, warrants, options or other rights or property.

Section 4.02        Restrictions on RocketCo Common Stock.

(a)               Except as otherwise determined by the General Partner in accordance with Section 4.02(d), (i) the Partnership may not issue any additional Partnership Units to RocketCo or any of its Subsidiaries unless substantially simultaneously therewith RocketCo or such Subsidiary issues or sells an equal number of shares of Class A Common Stock or Class B Common Stock to another Person and (ii) the Partnership may not issue any other Equity Securities of the Partnership to RocketCo or any of its Subsidiaries unless substantially simultaneously, RocketCo or such Subsidiary issues or sells, to another Person, an equal number of shares of a new class or series of Equity Securities of RocketCo or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Partnership.

(b)               Except as otherwise determined by the General Partner in accordance with Section 4.02(d), (i) RocketCo or any of its Subsidiaries may not redeem, repurchase or otherwise acquire any shares of Class A Common Stock or Class B Common Stock unless substantially simultaneously the Partnership redeems, repurchases or otherwise acquires from Merger Sub 2 an equal number of Units for the same price per security (or, if Merger Sub 2 uses funds received from distributions from the Partnership or RocketCo uses the net proceeds from an issuance of Class A Common Stock or Class B Common Stock to fund such redemption, repurchase or acquisition, then the Partnership shall cancel an equal number of Units for no consideration) and (ii) RocketCo or any of its Subsidiaries may not redeem or repurchase any other Equity Securities of RocketCo unless substantially simultaneously, the Partnership redeems or repurchases from Merger Sub 2 an equal number of Equity Securities of the Partnership of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) or other economic rights as those of such Equity Securities of RocketCo for the same price per security (or, if Merger Sub 2 uses funds received from distributions from the Partnership or RocketCo uses the net proceeds from an issuance of Equity Securities other than Class A Common Stock or Class B Common Stock to fund such redemption, repurchase or acquisition, then the Partnership shall cancel an equal number of its corresponding Equity Securities for no consideration). Except as otherwise determined by the General Partner in

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accordance with Section 4.02(d): (x) the Partnership may not redeem, repurchase or otherwise acquire Partnership Units from Merger Sub 2 or any of its Subsidiaries unless substantially simultaneously RocketCo or such Merger Sub 2 Subsidiary redeems, repurchases or otherwise acquires an equal number of Class A Common Stock or Class B Common Stock for the same price per security from holders thereof (except that if the Partnership cancels Partnership Units for no consideration as described in Section 4.02(b)(i), then the price per security need not be the same) and (y) the Partnership may not redeem, repurchase or otherwise acquire any other Equity Securities of the Partnership from Merger Sub 2 or any of its Subsidiaries unless substantially simultaneously RocketCo or such Subsidiary redeems, repurchases or otherwise acquires for the same price per security an equal number of Equity Securities of RocketCo of a corresponding class or series with substantially the same rights to dividends and distributions (including dividends and distributions upon liquidation) and other economic rights as those of such Equity Securities of RocketCo (except that if the Partnership cancels Equity Securities for no consideration as described in Section 4.02(b)(ii), then the price per security need not be the same). Notwithstanding the immediately preceding sentence, to the extent that any consideration payable to RocketCo in connection with the redemption or repurchase of any shares or other Equity Securities of RocketCo or any of its Subsidiaries consists (in whole or in part) of shares or such other Equity Securities (including, for the avoidance of doubt, in connection with the cashless exercise of an option or warrant), then redemption or repurchase of the corresponding Partnership Units or other Equity Securities of the Partnership shall be effectuated in an equivalent manner (except if the Partnership cancels Partnership Units or other Equity Securities for no consideration as described in this Section 4.02(b)).

(c)               The Partnership shall not in any manner effect any subdivision (by any stock or unit split, stock or unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or unit split, reclassification, reorganization, recapitalization or otherwise) of the outstanding Partnership Units unless accompanied by a substantively identical subdivision or combination, as applicable, of the outstanding RocketCo Common Stock, with corresponding changes made with respect to any other exchangeable or convertible securities. RocketCo shall not in any manner effect any subdivision (by any stock or unit split, stock or unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or unit split, reclassification, reorganization, recapitalization or otherwise) of the outstanding RocketCo Common Stock unless accompanied by a substantively identical subdivision or combination, as applicable, of the outstanding Partnership Units, with corresponding changes made with respect to any other exchangeable or convertible securities.

(d)               Notwithstanding anything to the contrary in this Article IV:

(i)                 if at any time the General Partner shall determine that any debt instrument of Merger Sub 2, the Partnership or its Subsidiaries shall not permit Merger Sub 2 or the Partnership to comply with the provisions of Section 4.02(a) or Section 4.02(b) in connection with the issuance, redemption or repurchase of any shares of Class A Common Stock or Class B Common Stock or other Equity Securities of RocketCo or any of its Subsidiaries or any Units or other Equity Securities of the Partnership, then the General Partner may in good faith implement an economically equivalent alternative arrangement without complying with such provisions; provided that, in the case that any such alternative arrangement is implemented because

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of restrictions in any debt instrument, such arrangement shall also be subject to the prior written consent (not to be unreasonably withheld) of each Rock Partner, in each case so long as such Rock Partner meets the Limited Ownership Minimum;

(ii)              if (x) Merger Sub 2 incurs any indebtedness and desires to transfer the proceeds of such indebtedness to the Partnership and (y) Merger Sub 2 is unable to lend the proceeds of such indebtedness to the Partnership on an equivalent basis because of restrictions in any debt instrument of Merger Sub 2, the Partnership or its Subsidiaries, then notwithstanding Section 4.02(a) or Section 4.02(b), the General Partner may in good faith implement an economically equivalent alternative arrangement in connection with the transfer of proceeds to the Partnership using non-participating preferred Equity Securities of the Partnership without complying with such provisions; provided that, in the case that any such alternative arrangement is implemented because of restrictions in any debt instrument, such arrangement shall also be subject to the prior written consent (not to be unreasonably withheld) of each Rock Partner, in each case so long as such Rock Partner meets the Limited Ownership Minimum; and

(iii)            If Merger Sub 2 receives a distribution pursuant to Section 5.03 and Merger Sub 2 subsequently contributes any of the amounts received to the Partnership, the General Partner may take any reasonable action to properly reflect the changes in the Partners’ economic interests in the Partnership including by making appropriate adjustments to the number of Partnership Units held by the Partners other than Merger Sub 2 in order to proportionally reduce the respective Percentage Interests held by the Partners other than Merger Sub 2.

(e)               In the event any adjustment pursuant to this Agreement in the number of Partnership Units held by a Partner results (x) in a decrease in the number of Partnership Units held by a Partner that constitute a portion of a Paired Interest, concurrently with such decrease, such Partner shall surrender the number of shares of Class C Common Stock or Class D Common Stock, as the case may be, constituting the remainder of such Paired Interest (which, as of the date hereof, would be one share of Class C Common Stock or Class D Common Stock, as the case may be) to RocketCo or (y) in an increase in the number of Partnership Units held by a Partner that constitute a portion of a Paired Interest, concurrently with such increase, RocketCo shall issue the number of shares of Class C Common Stock or Class D Common Stock, as the case may be, constituting the remainder of such Paired Interest (which, as of the date hereof, would be one share of Class C Common Stock or Class D Common Stock, as the case may be) to such Partner.

ARTICLE V

CAPITAL CONTRIBUTIONS; CAPITAL ACCOUNTS;
DISTRIBUTIONS; ALLOCATIONS

Section 5.01        Capital Contributions.

(a)               From and after the date hereof, no Partner shall have any obligation to the Partnership, to any other Partner or to any creditor of the Partnership to make any further Capital Contribution, except as expressly provided in Section 4.01(a).

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(b)               Except as expressly provided herein, no Partner, in its capacity as a Partner, shall have the right to receive any cash or any other property of the Partnership.

Section 5.02        Capital Accounts.

(a)               Maintenance of Capital Accounts. The Partnership shall maintain a Capital Account for each Partner on the books of the Partnership in accordance with the provisions of Treasury Regulations Section 1.704-1(b)(2)(iv) and, to the extent consistent with such provisions, the following provisions:

(i)                 To each Partner’s Capital Account there shall be credited: (A) such Partner’s Capital Contributions, (B) such Partner’s distributive share of Net Income and any item in the nature of income or gain that is allocated pursuant to Section 5.04 and (C) the amount of any Partnership liabilities assumed by such Partner or that are secured by any Property distributed to such Partner.

(ii)              To each Partner’s Capital Account there shall be debited: (A) the amount of money and the Carrying Value of any Property distributed to such Partner pursuant to any provision of this Agreement, (B) such Partner’s distributive share of Net Loss and any items in the nature of expenses or losses that are allocated to such Partner pursuant to Section 5.04 and (C) the amount of any liabilities of such Partner assumed by the Partnership or that are secured by any Property contributed by such Partner to the Partnership.

(iii)            In determining the amount of any liability for purposes of subparagraphs (ii) and (iii) above there shall be taken into account Section 752(c) of the Code and any other applicable provisions of the Code and the Treasury Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Treasury Regulations Section 1.704-1(b) and shall be interpreted and applied in a manner consistent with such Treasury Regulations. In the event that the General Partner shall reasonably determine that it is prudent to modify the manner in which the Capital Accounts or any debits or credits thereto are maintained (including debits or credits relating to liabilities that are secured by contributed or distributed Property or that are assumed by the Partnership or the Partners), the General Partner may make such modification so long as such modification will not have any effect on the amounts distributed to any Person pursuant to Article X upon the dissolution of the Partnership. The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between Capital Accounts of the Partners and the amount of capital reflected on the Partnership’s balance sheet, as computed for book purposes, in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g) and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Treasury Regulations Section 1.704-1(b).

(b)               Succession to Capital Accounts. In the event any Person becomes a Substitute Partner in accordance with the provisions of this Agreement, such Substitute Partner shall succeed to the Capital Account of the former Partner to the extent such Capital Account relates to the Transferred Units.

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(c)               Adjustments of Capital Accounts. The Partnership shall revalue the Capital Accounts of the Partners in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(f) (a “Revaluation”) at the following times: (i) immediately prior to the contribution of more than a de minimis amount of money or other property to the Partnership by a new or existing Partner as consideration for one or more Units; (ii) the distribution by the Partnership to a Partner of more than a de minimis amount of property in respect of one or more Units; (iii) the issuance by the Partnership of more than a de minimis amount of Units as consideration for the provision of services to or for the benefit of the Partnership (as described in Treasury Regulations Section 1.704-1(b)(2)(iv)(f)(5)(iii)); and (iv) the liquidation of the Partnership within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i), (ii) and (iii) above shall be made only if the General Partner reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interest of the Partners.

(d)               No Partner shall be entitled to withdraw capital or receive distributions except as specifically provided herein. A Partner shall have no obligation to the Partnership, to any other Partner or to any creditor of the Partnership to restore any negative balance in the Capital Account of such Partner. Except as expressly provided elsewhere herein, no interest shall be paid on the balance in any Partner’s Capital Account.

(e)               Whenever it is necessary for purposes of this Agreement to determine a Partner’s Capital Account on a per Unit basis, such amount shall be determined by dividing the Capital Account of such Partner attributable to the applicable class of Units held of record by such Partner by the number of Units of such class held of record by such Partner.

Section 5.03        Amounts and Priority of Distributions.

(a)               Distributions Generally. Except as otherwise provided in Section 10.02, distributions shall be made to the Partners as set forth in this Section 5.03, at such times and in such amounts as the General Partner, in its sole discretion, shall determine.

(b)               Distributions to the Partners. Subject to Section 5.03(e), and Section 5.03(f), at such times and in such amounts as the General Partner, in its sole discretion, shall determine, distributions shall be made to the Partners in proportion to their respective Percentage Interests.

(c)               Merger Sub 2 Distributions. Notwithstanding the provisions of Section 5.03(b), the General Partner, in its sole discretion, may authorize that (i) cash be paid to Merger Sub 2 (which payment shall be made without pro rata distributions to the other Partners) in exchange for the redemption, repurchase or other acquisition of Units held by the sole member of Merger Sub 2 to the extent that such cash payment is used to redeem, repurchase or otherwise acquire an equal number of shares of Class A Common Stock or Class B Common Stock in accordance with Section 4.02(b) and (ii) to the extent that the General Partner determines that expenses or other obligations of Merger Sub 2 are related to its role as the General Partner or the business and affairs of Merger Sub 2 that are conducted through the Partnership or any of the Partnership’s direct or indirect Subsidiaries, cash (and, for the avoidance of doubt, only cash) distributions may be made to Merger Sub 2 (which distributions shall be made without pro rata

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distributions to the other Partners) in amounts required for Merger Sub 2 to pay (w) operating, administrative and other similar costs incurred by RocketCo or Merger Sub 2, including payments in respect of Indebtedness and preferred stock, to the extent the proceeds are used or will be used by Merger Sub 2 to pay expenses or other obligations described in this clause (ii) (in either case only to the extent economically equivalent Indebtedness or Equity Securities of the Partnership were not issued to Merger Sub 2), payments representing interest with respect to payments not made when due under the terms of the Tax Receivable Agreement and payments pursuant to any legal, tax, accounting and other professional fees and expenses (but, for the avoidance of doubt, excluding any tax liabilities of RocketCo), (x) any judgments, settlements, penalties, fines or other costs and expenses in respect of any claims against, or any litigation or proceedings involving, RocketCo, (y) fees and expenses (including any underwriters discounts and commissions) related to any securities offering, investment or acquisition transaction (whether or not successful) authorized by the board of directors of RocketCo and (z) other fees and expenses in connection with the maintenance of the existence of RocketCo (including any costs or expenses associated with being a public company listed on a national securities exchange). For the avoidance of doubt, distributions made under this Section 5.03(c) may not be used to pay or facilitate dividends or distributions on the RocketCo Common Stock and must be used solely for one of the express purposes set forth under clause (i) or (ii) of the immediately preceding sentence.

(d)               Distributions in Kind. Any distributions in kind shall be made at such times and in such amounts as the General Partner, in its sole discretion, shall determine based on their fair market value as determined by the General Partner in the same proportions as if distributed in accordance with Section 5.03(b), with all Partners participating in proportion to their respective Percentage Interests. If cash and property are to be distributed in kind simultaneously, the Partnership shall distribute such cash and property in kind in the same proportion to each Partner. For the purposes of this Section 5.03(d), if any such distribution in kind includes securities, distributions to the Partners shall be deemed proportionate notwithstanding that the securities distributed to holders of Partnership Units that are included in Paired Interests with shares of Class D Common Stock have not more than ten times the voting power of any securities distributed to holders of Partnership Units that are included in Paired Interests with shares of Class C Common Stock, so long as such securities issued to the holders of Partnership Units that are included in Paired Interests with shares of Class D Common stock remain subject to automatic conversion on terms no more favorable to such holders than those set forth in Article IV, Section F of the certificate of incorporation of RocketCo.

(e)               Tax Distributions.

(i)                 Notwithstanding any other provision of this Section 5.03 to the contrary, to the extent permitted by Applicable Law and consistent with the Partnership’s obligations to its creditors as reasonably determined by the General Partner, the Partnership shall make cash distributions by wire transfer of immediately available funds pursuant to this Section 5.03(e)(i) to the Partners with respect to their Units in proportion to their respective Percentage Interests at least two Business Days prior to the date on which any U.S. federal corporate estimated tax payments are due, in an amount that in the General Partner’s discretion allows each Partner to satisfy its tax liability with respect to its Units, up to such Partner’s Tax Distribution Amount, if any; provided that the General Partner shall have no liability to any Partner in connection with any underpayment of estimated taxes, so long as cash distributions are made in accordance with this

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Section 5.03(e)(i) and the Tax Distribution Amounts are determined as provided in paragraph (i) of the definition of Tax Distribution Amount.

(ii)              On any date that the Partnership makes a distribution to the Partners with respect to their Units under a provision of Section 5.03 other than this Section 5.03(e), if the Tax Distribution Amount is greater than zero, the Partnership shall designate all or a portion of such distribution as a Tax Distribution with respect to a Partner’s Units to the extent of the Tax Distribution Amount with respect to such Partner’s Units as of such date (but not to exceed the amount of such distribution). For the avoidance of doubt, such designation shall be performed with respect to all Partners with respect to which there is a Tax Distribution Amount as of such date.

(iii)            Notwithstanding any other provision of this Section 5.03 to the contrary, if the Tax Distribution Amount for such Fiscal Year is greater than zero, to the extent permitted by Applicable Law and consistent with the Partnership’s obligations to its creditors as reasonably determined by the General Partner, the Partnership shall make additional distributions under this Section 5.03(e)(iii) in an amount that in the General Partner’s discretion allows each Partner to satisfy its tax liability with respect to the Units, up to such Tax Distribution Amount for such Fiscal Year as soon as reasonably practicable after the end of such Fiscal Year (or as soon as reasonably practicable after any event that subsequently adjusts the taxable income of such Fiscal Year).

(iv)             Under no circumstances shall Tax Distributions reduce the amount otherwise distributable to any Partner pursuant to this Section 5.03 (other than this Section 5.03(e)) after taking into account the effect of Tax Distributions on the amount of cash or other assets available for distribution by the Partnership.

(f)                Assignment. Rock Partners shall have the right to assign to any Transferee of Partnership Units, pursuant to a Transfer made in compliance with this Agreement, the right to receive any portion of the amounts distributable or otherwise payable to such Rock Partner pursuant to Section 5.03(b).

Section 5.04        Allocations.

(a)               Net Income and Net Loss. Except as otherwise provided in this Agreement, and after giving effect to the special allocations set forth in Section 5.04(b), Section 5.04(c) and Section 5.04(d), Net Income and Net Loss (and, to the extent necessary, individual items of income, gain, loss, deduction or credit) of the Partnership shall be allocated among the Capital Accounts of the Partners pro rata in accordance with their respective Percentage Interests. Notwithstanding the foregoing, the General Partner shall make such adjustments to Capital Accounts as it determines in its sole discretion to be appropriate to ensure allocations are made in accordance with a Partner’s interest in the Partnership.

(b)               Special Allocations. The following special allocations shall be made in the following order:

(i)                 Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding any other provision of this Article V,

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if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, each Partner shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Partner’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). Allocations pursuant to the immediately preceding sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Section 1.704-2(f)(6) and 1.704-2(j)(2). This Section 5.04(b)(i) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.

(ii)              Partner Nonrecourse Debt Minimum Gain Chargeback. Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article V, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Partner’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 5.04(b)(ii) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

(iii)            Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or Section 1.704-1(b)(2)(ii)(d)(6), items of Partnership income and gain shall be specially allocated to such Partner in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Adjusted Capital Account Deficit of the Partner as promptly as possible; provided that an allocation pursuant to this Section 5.04(b)(iii) shall be made only if and to the extent that the Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article V have been tentatively made as if this Section 5.04(b)(iii) were not in the Agreement.

(iv)             Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Partners in a manner determined by the General Partner consistent with Treasury Regulations Sections 1.704-2(b) and 1.704-2(c).

(v)               Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Fiscal Year shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(j)(1).

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(vi)             Section 754 Adjustments. (A) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner’s interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of such asset) or loss (if the adjustment decreases the basis of such asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Income and Net Loss, and further (B) to the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Sections 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of such Partner’s interest in the Partnership, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to such Partners in accordance with their interests in the Partnership in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partner to whom such distribution was made in the event Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

(c)               Curative Allocations. The allocations set forth in Section 5.04(b)(i) through Section 5.04(b)(vi) and Section 5.04(d) (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss, or deduction pursuant to this Section 5.04(c). Therefore, notwithstanding any other provision of this Article V (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss, or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Partner’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of the Agreement and all Partnership items were allocated pursuant to Section 5.04.

(d)               Loss Limitation. Net Loss (or individual items of loss or deduction) allocated pursuant to Section 5.04 hereof shall not exceed the maximum amount of Net Loss (or individual items of loss or deduction) that can be allocated without causing any Partner to have an Adjusted Capital Account Deficit at the end of any Fiscal Year. In the event some but not all of the Partners would have Adjusted Capital Account Deficits as a consequence of an allocation of Net Loss (or individual items of loss or deduction) pursuant to Section 5.04 hereof, the limitation set forth in this Section 5.04(d) shall be applied on a Partner by Partner basis and Net Loss (or individual items of loss or deduction) not allocable to any Partner as a result of such limitation shall be allocated to the other Partners in accordance with the positive balances in such Partner’s Capital Accounts so as to allocate the maximum permissible Net Loss to each Partner under Treasury Regulations Section 1.704-1(b)(2)(ii)(d). Any reallocation of Net Loss pursuant to this Section 5.04(d) shall be subject to chargeback pursuant to the curative allocation provision of Section 5.04(c).

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Section 5.05        Other Allocation Rules.

(a)               Interim Allocations Due to Percentage Adjustment. If a Percentage Interest is the subject of a Transfer or the Partners’ interests in the Partnership change pursuant to the terms of the Agreement during any Fiscal Year, the amount of Net Income and Net Loss (or items thereof) to be allocated to the Partners for such entire Fiscal Year shall be allocated to the portion of such Fiscal Year which precedes the date of such Transfer or change (and if there shall have been a prior Transfer or change in such Fiscal Year, which commences on the date of such prior Transfer or change) and to the portion of such Fiscal Year which occurs on and after the date of such Transfer or change (and if there shall be a subsequent Transfer or change in such Fiscal Year, which precedes the date of such subsequent Transfer or change), in accordance with a pro rata allocation unless the General Partner elects to use an interim closing of the books, and the amounts of the items so allocated to each such portion shall be credited or charged to the Partners in accordance with Section 5.04 as in effect during each such portion of the Fiscal Year in question. Such allocation shall be in accordance with Section 706 of the Code and the regulations thereunder and made without regard to the date, amount or receipt of any distributions that may have been made with respect to the transferred Percentage Interest to the extent consistent with Section 706 of the Code and the regulations thereunder. As of the date of such Transfer, the Transferee shall succeed to the Capital Account of the Transferor with respect to the transferred Units.

(b)               Tax Allocations: Code Section 704(c). For U.S. federal, state and local income tax purposes, items of income, gain, loss, deduction and credit shall be allocated to the Partners in accordance with the allocations of the corresponding items for Capital Account purposes under Section 5.04, except that in accordance with Section 704(c) of the Code and the Treasury Regulations thereunder, income, gain, loss, and deduction with respect to any Property contributed to the capital of the Partnership and with respect to reverse Code Section 704(c) allocations described in Treasury Regulations 1.704-3(a)(6) shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such Property to the Partnership for U.S. federal income tax purposes and its initial Carrying Value or its Carrying Value determined pursuant to Treasury Regulation 1.704-1(b)(2)(iv)(f) (computed in accordance with the definition of Carrying Value) using the traditional allocation method under Treasury Regulation 1.704-3(b). Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section 5.05(b), Section 704(c) of the Code (and the principles thereof), and Treasury Regulation 1.704-1(b)(4)(i) are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Net Income, Net Loss, other items, or distributions pursuant to any provision of this Agreement.

(c)               Modification of Allocations. The allocations set forth in Section 5.04 and Section 5.05 are intended to comply with certain requirements of the Treasury Regulations. Notwithstanding the other provisions of this Article V, the General Partner shall be authorized to make, in its reasonable discretion, appropriate amendments to the allocations of Net Income and Net Loss (and to individual items of income, gain, loss, deduction and credit) pursuant to this Agreement (i) in order to comply with Section 704 of the Code or applicable Treasury Regulations, (ii) to allocate properly Net Income and Net Loss (and individual items of income, gain, loss, deduction and credit) to those Partners that bear the economic burden or benefit associated

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therewith and (iii) to cause the Partners to achieve the objectives underlying this Agreement as reasonably determined by the General Partner

Section 5.06        Tax Withholding; Withholding Advances.

(a)               Tax Withholding.

(i)                 If requested by the General Partner, each Partner shall, if able to do so, deliver to the General Partner: (A) an affidavit in form satisfactory to the Partnership that the applicable Partner (or its partners, as the case may be) is not subject to withholding under the provisions of any Applicable Law; (B) any certificate that the Partnership may reasonably request with respect to any such laws; or (C) any other form or instrument reasonably requested by the Partnership relating to any Partner’s status under such law. In the event that a Partner fails or is unable to deliver to the Partnership an affidavit described in subclause (A) of this clause (i), the Partnership may withhold amounts from such Partner in accordance with Section 5.06(b).

(ii)              After receipt of a written request of any Partner, the Partnership shall provide such information to such Partner and take such other action as may be reasonably necessary to assist such Partner in making any necessary filings, applications or elections to obtain any available exemption from, or any available refund of, any withholding imposed by any foreign taxing authority with respect to amounts distributable or items of income allocable to such Partner hereunder to the extent not adverse to the Partnership or any Partner. In addition, the Partnership shall, at the request of any Partner, make or cause to be made (or cause the Partnership to make) any such filings, applications or elections; provided that any such requesting Partner shall cooperate with the Partnership, with respect to any such filing, application or election to the extent reasonably determined by the Partnership and that any filing fees, taxes or other out-of-pocket expenses reasonably incurred and related thereto shall be paid and borne by such requesting Partner or, if there is more than one requesting Partner, by such requesting Partners in accordance with their Relative Percentage Interests.

(b)               Withholding Advances. To the extent the Partnership is required by Applicable Law to withhold or to make tax payments on behalf of or with respect to any Partner (e.g., backup withholding) (“Withholding Advances”), the Partnership may withhold such amounts and make such tax payments as so required.

(c)               Repayment of Withholding Advances. All Withholding Advances made on behalf of a Partner, plus interest thereon at a rate equal to the Prime Rate as of the date of such Withholding Advances plus 2.0% per annum, shall (i) be paid on demand by the Partner on whose behalf such Withholding Advances were made (it being understood that no such payment shall increase such Partner’s Capital Account), or (ii) with the consent of the General Partner and the affected Partner be repaid by reducing the amount of the current or next succeeding distribution or distributions that would otherwise have been made to such Partner or, if such distributions are not sufficient for that purpose, by so reducing the proceeds of liquidation otherwise payable to such Partner. Whenever repayment of a Withholding Advance by a Partner is made as described in clause (ii) of this Section 5.06(c), for all other purposes of this Agreement such Partner shall be treated as having received all distributions (whether before or upon any Dissolution Event) unreduced by the amount of such Withholding Advance and interest thereon.

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(d)               Withholding Advances - Reimbursement of Liabilities. Each Partner hereby agrees to reimburse the Partnership for any liability with respect to Withholding Advances (including interest thereon) required or made on behalf of or with respect to such Partner (including penalties imposed with respect thereto).

ARTICLE VI

CERTAIN TAX MATTERS

Section 6.01        Partnership Representative.

(a)               The “Partnership Representative” (as such term is defined under Partnership Audit Provisions) of the Partnership shall be selected by the General Partner with the initial Partnership Representative being Merger Sub 2. The Partnership Representative may retain, at the Partnership’s expense, such outside counsel, accountants and other professional consultants as it may reasonably deem necessary in the course of fulfilling its obligations as the Partnership Representative. The Partnership Representative is authorized to take, and shall determine in its sole discretion whether or not the Partnership will take, such actions and execute and file all statements and forms on behalf of the Partnership that are approved by the General Partner and are permitted or required by the applicable provisions of the Partnership Audit Provisions (including a “push-out” election under Section 6226 of the Code or any analogous election under state or local tax law). Each Partner agrees to cooperate with the Partnership Representative and to use commercially reasonable efforts to do or refrain from doing any or all things requested by the Partnership Representative (including paying any and all resulting taxes, additions to tax, penalties and interest in a timely fashion) in connection with any examination of the Partnership’s affairs by any federal, state, or local tax authorities, including resulting administrative and judicial proceedings.

(b)               In the event that the Partnership Representative has not caused the Partnership to make a “push-out” election pursuant to Section 6226 of the Partnership Audit Provisions, then any “imputed underpayment” (as determined in accordance with Section 6225 of the Partnership Audit Provisions) or partnership adjustment that does not give rise to an imputed underpayment shall be apportioned among the Partners of the Partnership for the taxable year in which the adjustment is finalized in such manner as may be necessary (as determined by the Partnership Representative in good faith) so that, to the maximum extent possible, the tax and economic consequences of the imputed underpayment or other partnership adjustment and any associated interest and penalties (any such amount, an “Imputed Underpayment Amount”) are borne by the Partners based upon their Percentage Interests in the Partnership for the reviewed year. Imputed Underpayment Amounts also shall include any imputed underpayment within the meaning of Section 6225 of the Partnership Audit Provisions paid (or payable) by any entity treated as a partnership for U.S. federal income tax purposes in which the Partnership holds (or has held) a direct or indirect interest other than through entities treated as corporations for U.S. federal income tax purposes to the extent that the Partnership bears the economic burden of such amounts, whether by Applicable Law or contract.

(c)               Each Partner agrees to indemnify and hold harmless the Partnership from and against any liability with respect to such Partner’s share of any tax deficiency paid or payable

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by the Partnership that is allocable to the Partner as determined in accordance with Section 6.01(b) with respect to an audited or reviewed taxable year for which such Partner was a partner in the Partnership. Any obligation of a Partner pursuant to this Section 6.01(c) shall be implemented through adjustments to distributions otherwise payable to such Partner as determined in accordance with Section 5.03; provided, however, that, at the written request of the Partnership Representative, each Partner or former Partner may be required to contribute to the Partnership such Partner’s Imputed Underpayment Amount imposed on and paid by the Partnership; provided, further, that if a Partner or former Partner individually directly pays, pursuant to the Partnership Audit Provisions, any such Imputed Underpayment Amount, then such payment shall reduce any offset to distribution or required capital contribution of such Partner or former Partner. Any amount withheld from distributions pursuant to this Section 6.01(c) shall be treated as an amount distributed to such Partner or former Partner for all purposes under this Agreement. For the avoidance of doubt, the obligations of a Partner set forth in this Section 6.01(c) shall survive the withdrawal of a Partner from the Partnership or any Transfer of a Partner’s interest.

Section 6.02        Section 754 Election. The Partnership has previously made or will make a timely election under Section 754 of the Code (and a corresponding election under state and local law) effective starting with the taxable year ended December 31, 2020, and the General Partner shall not take any action to revoke such election.

Section 6.03        Debt Allocation. Indebtedness of the Partnership treated as “excess nonrecourse liabilities” (as defined in Treasury Regulation Section 1.752-3(a)(3)) shall be allocated among the Partners based on their Percentage Interests.

ARTICLE VII

MANAGEMENT OF THE PARTNERSHIP

Section 7.01        Management by the General Partner. Except as otherwise specifically set forth in this Agreement, the General Partner shall be deemed to be a “general partner” for purposes of applying the Michigan Act. Except as expressly provided in this Agreement or the Michigan Act, the day-to-day business and affairs of the Partnership shall be managed, operated and controlled by the General Partner in accordance with the terms of this Agreement and no other Partners shall have management authority or rights over the Partnership. The General Partner is, to the extent of its rights and powers set forth in this Agreement, an agent of the Partnership for the purpose of the Partnership’s business, and the actions of the General Partner taken in accordance with such rights and powers, shall bind the Partnership (and no other Partners shall have such right). Except as expressly provided in this Agreement, the General Partner shall have all necessary powers to carry out the purposes, business, and objectives of the Partnership. The General Partner may delegate to Partners, employees, officers or agents of the Partnership in its discretion the authority to sign agreements and other documents on behalf of the Partnership.

Section 7.02        Withdrawal of the General Partner. Merger Sub 2 may withdraw as the General Partner and appoint as its successor at any time upon written notice to the Partnership, (i) any wholly-owned Subsidiary of Merger Sub 2, (ii) any Person of which Merger Sub 2 is a wholly-owned Subsidiary, (iii) any Person into which Merger Sub 2 is merged or consolidated or (iv) any transferee of all or substantially all of the assets of Merger Sub 2, which withdrawal and

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replacement shall be effective upon the delivery of such notice. No appointment of a Person other than Merger Sub 2 (or its successor, as applicable) as General Partner shall be effective unless Merger Sub 2 (or its successor, as applicable) and the new General Partner (as applicable) provide all other Partners with contractual rights, directly enforceable by such other Partners against the new General Partner, to cause the new General Partner to comply with all the General Partner’s obligations under this Agreement and the Exchange Agreement.

Section 7.03        Decisions by the Partners.

(a)               Other than the General Partner, the Partners shall take no part in the management of the Partnership’s business, shall transact no business for the Partnership and shall have no power to act for or to bind the Partnership; provided, however, that the Partnership may engage any Partner or principal, partner, member, shareholder or interest holder thereof as an employee, independent contractor or consultant to the Partnership, in which event the duties and liabilities of such individual or firm with respect to the Partnership as an employee, independent contractor or consultant shall be governed by the terms of such engagement with the Partnership.

(b)               Except as expressly provided herein, neither the Partners nor any class of Partners shall have the power or authority to vote, approve or consent to any matter or action taken by the Partnership. Except as otherwise provided herein, any proposed matter or action subject to the vote, approval or consent of the Partners or any class of Partners shall require the approval of (i) a majority in interest of the Partners or such class of Partners, as the case may be (by (x) resolution at a duly convened meeting of the Partners or such class of Partners, as the case may be, or (y) written consent of the Partners or such class of Partners, as the case may be) and (ii) except with respect to any approval or other rights expressly granted to the Rock Partners, the General Partner. Except as expressly provided herein, all Partners shall vote together as a single class on any matter subject to the vote, approval or consent of the Partners (but not, for the avoidance of doubt, any vote, approval or consent of any class of Partners). In the case of any such approval, a majority in interest of the Partners or any class of Partners, as the case may be, may call a meeting of the Partners or such class of Partners at such time and place or by means of telephone or other communications facility that permits all persons participating in such meeting to hear and speak to each other for the purpose of a vote thereon. Notice of any such meeting shall be required, which notice shall include a brief description of the action or actions to be considered by the Partners or such class of Partners, as the case may be. Unless waived by any such Partner in writing, notice of any such meeting shall be given to each Partner or Partner of such class, as the case may be, at least four (4) days prior thereto. Attendance or participation of a Partner at a meeting shall constitute a waiver of notice of such meeting, except when such Partner attends or participates in the meeting for the express purpose of objecting at the beginning thereof to the transaction of any business because the meeting is not properly called or convened. Any action required or permitted to be taken at any meeting of the Partners may be taken without a meeting, if a consent in writing, setting forth the actions so taken, shall be signed by Partners sufficient to approve such action pursuant to this Section 7.03(b). A copy of any such consent in writing will be provided to the Partners promptly thereafter.

Section 7.04        Fiduciary Duties.

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(a)               (i) The General Partner shall, in its capacity as General Partner, and not in any other capacity, have the same fiduciary duties to the Partnership and the Partners as a member of the board of directors of a Delaware corporation (assuming such corporation had in its certificate of incorporation (A) a provision eliminating the liabilities of directors and officers to the maximum extent permitted by Section 102(b)(7) of the DGCL and (B) a provision renouncing the right of such corporation to business opportunities to the maximum extent permitted by the certificate of incorporation of RocketCo) and (ii) each Officer shall, in their capacity as such, and not in any other capacity, have the same fiduciary duties to the Partnership and the Partners as an officer of a Delaware corporation (assuming such corporation had in its certificate of incorporation (A) a provision eliminating the liabilities of directors and officers to the maximum extent permitted by Section 102(b)(7) of the DGCL and (B) a provision renouncing the right of such corporation to business opportunities to the maximum extent permitted by the certificate of incorporation of RocketCo). For the avoidance of doubt, the fiduciary duties described in clause (i) above shall not be limited by the fact that the General Partner shall be permitted to take certain actions in its sole or reasonable discretion pursuant to the terms of this Agreement or any agreement entered into in connection herewith. Each of the Rock Partners shall have the exclusive right to enforce the rights and duties, or to waive such rights and duties, set forth in this Section 7.04(a), in each case so long as such Rock Partner meets the Limited Ownership Minimum.

(b)               The parties acknowledge that the General Partner will take action through its sole member. The General Partner will use all commercially reasonable and appropriate efforts and means, as determined in good faith by the General Partner, to minimize any conflict of interest between the Partners, on the one hand, and the sole member of the General Partner, on the other hand, and to effectuate any transaction that involves or affects any of the Partnership, the General Partner, the Partners, or the sole member of the General Partner in a manner that does not (i) disadvantage the Partners or their interests relative to the sole member of the General Partner or (ii) advantage the sole member of the General Partner relative to the Partners or (iii) treats the Partners and the sole member of the General Partner differently; provided that in the event of a conflict between the interests of the sole member of the General Partner and the interests of the Partners other than the General Partner, such other Partners agree that the General Partner shall discharge its fiduciary duties to such other Partners by acting in the best interests of the stockholders of the sole member of the General Partner. Each of the Rock Partners shall have the exclusive right to enforce the rights and duties, or to waive such rights and duties, set forth in this Section 7.04(b), so long as such Rock Partner meets the Limited Ownership Minimum.

(c)               Without prior written consent of each Rock Partner (in each case so long as such Rock Partner owns any Owned Shares), the General Partner will not engage in any business activity other than the direct or indirect management and ownership of the Partnership and its Subsidiaries, or own any assets (other than on a temporary basis) other than securities of the Partnership and its Subsidiaries (whether directly or indirectly held) or any cash or other property or assets distributed by or otherwise received from the Partnership and its Subsidiaries in accordance with this Agreement, provided that the General Partner may take any action (including incurring its own Indebtedness) or own any asset if it determines in good faith that such actions or ownership are in the best interest of the Partnership.

Section 7.05        Officers.

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(a)               Appointment of Officers. The General Partner may appoint individuals as officers (“Officers”) of the Partnership, which may include such officers as the General Partner determines are necessary and appropriate. No Officer need be a Partner. An individual may be appointed to more than one office.

(b)               Authority of Officers. The Officers shall have the duties, rights, powers and authority as may be prescribed by the General Partner from time to time.

(c)               Removal, Resignation and Filling of Vacancy of Officers. The General Partner may remove any Officer, for any reason or for no reason, at any time. Any Officer may resign at any time by giving written notice to the Partnership, and such resignation shall take effect at the date of the receipt of that notice or any later time specified in that notice; provided that, unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any such resignation shall be without prejudice to the rights, if any, of the Partnership or such Officer under this Agreement. A vacancy in any office because of death, resignation, removal or otherwise shall be filled by the General Partner.

ARTICLE VIII

TRANSFERS OF INTERESTS

Section 8.01        Restrictions on Transfers.

(a)               Except as expressly permitted by Section 8.02, and subject to Section 8.01(b), Section 8.01(c) and Section 8.01(d), any underwriter lock-up agreement applicable to such Partner or any other agreement between such Partner and the Partnership, Merger Sub 2, RocketCo or any of their controlled Affiliates, without the prior written approval of the General Partner, no Partner shall directly or indirectly Transfer all or any part of its Units or any right or economic interest pertaining thereto, including the right to vote or consent on any matter or to receive or have any economic interest in distributions or advances from the Partnership pursuant thereto. Any such Transfer which is not in compliance with the provisions of this Agreement shall be deemed a Transfer by such Partner of Units in violation of this Agreement (and a breach of this Agreement by such Partner) and shall be null and void ab initio. Notwithstanding anything to the contrary in this Article VIII, (i) the Exchange Agreement shall govern the exchange of Paired Interests for shares of Class A Common Stock or Class B Common Stock, and an exchange pursuant to and in accordance with the Exchange Agreement shall not be considered a “Transfer” for purposes of this Agreement, (ii) the certificate of incorporation of RocketCo shall govern the conversion of Class B Common Stock to Class A Common Stock and the conversion of Class D Common Stock to Class C Common Stock, and a conversion pursuant to and in accordance with the certificate of incorporation of RocketCo shall not be considered a “Transfer” for purposes of this Agreement, (iii) a Transfer of Registrable Securities (as such term is defined in the Registration Rights Agreement) in accordance with the Registration Rights Agreement shall not be considered a “Transfer” for the purposes of the Agreement and (iv) any other Transfer of shares of Class A Common Stock or Class B Common Stock shall not be considered a “Transfer” for purposes of this Agreement.

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(b)               Except as otherwise expressly provided herein, it shall be a condition precedent to any Transfer otherwise permitted or approved pursuant to this Article VIII that:

(i)               the Transferor shall have provided to the Partnership prior notice of such Transfer;

(ii)              the Transfer shall comply with all Applicable Laws; and

(iii)            with respect to any Transfer of any Partnership Unit that constitutes a portion of a Paired Interest, concurrently with such Transfer, such Transferor shall also Transfer to such Transferee the number of shares of Class C Common Stock or Class D Common Stock, as the case may be, constituting the remainder of such Paired Interest (which, as of the date hereof, would be one share of Class C Common Stock or Class D Common Stock, as the case may be).

(c)               Notwithstanding any other provision of this Agreement to the contrary, no Partner shall directly or indirectly Transfer all or any part of its Units or any right or economic interest pertaining thereto if such Transfer, in the reasonable discretion of the General Partner, would cause the Partnership to be classified as a “publicly traded partnership” as that term is defined in Section 7704 of the Code and Regulations promulgated thereunder.

(d)               Any Transfer of Units pursuant to this Agreement, including this Article VIII, shall be subject to the provisions of Section 3.01 and Section 3.02.

Section 8.02        Certain Permitted Transfers. Notwithstanding anything to the contrary herein, the following Transfers shall be permitted:

(a)               Any Transfer by any Partner of its Units pursuant to a RocketCo Offer (as such term is defined in the Exchange Agreement);

(b)               At any time, any Permitted Transfer; provided that such Transfer, alone or together with other Transfers by any Rock Partner and any Transferee thereof, would not result in the all Rock Partners and their Transferees, in the aggregate, representing at any time more than fifty partners for the purposes of Treasury Regulation Section 1.7704-1(h)(1)(ii), including the application of the anti-avoidance rule of Treasury Regulation Section 1.7704-1(h)(3), excluding Merger Sub 2 from the fifty partners and treating RHI as one partner for purposes of this Section 8.02(b); or

(c)               At any time, any Transfer by any Partner (other than any Rock Partner) of Units to any Transferee approved in writing by the General Partner (not to be unreasonably withheld), it being understood that it shall be reasonable for the General Partner to withhold such consent if the General Partner reasonably determines that such Transfer would materially increase the risk that the Partnership would be classified as a “publicly traded partnership” as that term is defined in Section 7704 of the Code and Regulations promulgated thereunder.

Section 8.03        Registration of Transfers. When any Units are Transferred in accordance with the terms of this Agreement, the Partnership shall cause such Transfer to be registered on the books of the Partnership.

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ARTICLE IX

LIMITATION ON LIABILITY, EXCULPATION
AND INDEMNIFICATION

Section 9.01        Limitation on Liability. The debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Partnership, and no Covered Person shall be obligated personally for any such debt, obligation or liability of the Partnership; provided that the foregoing shall not alter a Partner’s obligation to return funds wrongfully distributed to it.

Section 9.02        Exculpation and Indemnification.

(a)               Subject to the duties of the General Partner and Officers set forth in Section 7.04, neither the General Partner nor any other Covered Person described in clause (iii) of the definition thereof shall be liable, including under any legal or equitable theory of fiduciary duty or other theory of liability, to the Partnership or to any other Covered Person for any losses, claims, damages or liabilities incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Partnership. There shall be, and each Covered Person shall be entitled to, a presumption that such Covered Person acted in good faith.

(b)               A Covered Person shall be fully protected in relying in good faith upon the records of the Partnership and upon such information, opinions, reports or statements presented to the Partnership by any Person as to matters the Covered Person reasonably believes are within such Person’s professional or expert competence.

(c)               The Partnership shall indemnify, defend and hold harmless each Covered Person against any losses, claims, damages, liabilities, expenses (including all reasonable out-of-pocket fees and expenses of counsel and other advisors), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, in which such Covered Person may be involved or become subject to, in connection with any matter arising out of or in connection with the Partnership’s business or affairs, or this Agreement or any related document, unless such loss, claim, damage, liability, expense, judgment, fine, settlement or other amount (i) is as a result of a Covered Person not acting in good faith on behalf of the Partnership or arose as a result of the willful commission by such Covered Person of any act that is dishonest and materially injurious to the Partnership or (ii) results from the breach by any Partner (in such capacity) of its contractual obligations under this Agreement. If any Covered Person becomes involved in any capacity in any action, suit, proceeding or investigation in connection with any matter arising out of or in connection with the Partnership’s business or affairs, or this Agreement or any related document, other than by reason of a Covered Person not acting in good faith on behalf of the Partnership or by reason of the willful commission by such Covered Person of any act that is dishonest and materially injurious to the Partnership, the Partnership shall reimburse such Covered Person for its reasonable legal and other reasonable out-of-pocket expenses (including the cost of any investigation and preparation) as they are incurred in connection therewith; provided that such Covered Person shall promptly repay to the Partnership the amount of any such reimbursed expenses paid to it if it shall be finally judicially determined that such Covered Person was not entitled to indemnification by, or contribution from, the Partnership in

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connection with such action, suit, proceeding or investigation. If for any reason (other than by reason of a Covered Person not acting in good faith on behalf of the Partnership or by reason of the willful commission by such Covered Person of any act that is dishonest and materially injurious to the Partnership) the foregoing indemnification is unavailable to such Covered Person, or insufficient to hold it harmless, then the Partnership shall contribute to the amount paid or payable by such Covered Person as a result of such loss, claim, damage, liability, expense, judgment, fine, settlement or other amount in such proportion as is appropriate to reflect any relevant equitable considerations. There shall be, and each Covered Person shall be entitled to, a rebuttable presumption that such Covered Person acted in good faith.

(d)               The obligations of the Partnership under Section 9.02(c) shall be satisfied solely out of and to the extent of the Partnership’s assets, and no Covered Person shall have any personal liability on account thereof.

(e)               Given that certain Jointly Indemnifiable Claims may arise by reason of the service of a Covered Person to the Partnership or as a director, trustee, officer, partner, member, manager, employee, consultant, fiduciary or agent of other corporations, limited liability companies, partnerships, joint ventures, trusts, employee benefit plans or other enterprises controlled by the Partnership (collectively, the “Controlled Entities”), or by reason of any action alleged to have been taken or omitted in any such capacity, the Partnership acknowledges and agrees that the Partnership shall, and to the extent applicable shall cause the Controlled Entities to, be fully and primarily responsible for the payment to the Covered Person in respect of indemnification or advancement of all out-of-pocket costs of any type or nature whatsoever (including, without limitation, all attorneys’ fees and related disbursements) in each case, actually and reasonably incurred by or on behalf of a Covered Person in connection with either the investigation, defense or appeal of a claim, demand, action, suit or proceeding or establishing or enforcing a right to indemnification under this Agreement or otherwise incurred in connection with a claim that is indemnifiable hereunder (collectively, “Expenses”) in connection with any such Jointly Indemnifiable Claim, pursuant to and in accordance with (as applicable) the terms of (i) the Michigan Act, (ii) this Agreement, (iii) any other agreement between the Partnership or any Controlled Entity and the Covered Person pursuant to which the Covered Person is indemnified, (iv) the laws of the jurisdiction of incorporation or organization of any Controlled Entity or (v) the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership, certificate of qualification or other organizational or governing documents of any Controlled Entity ((i) through (v) collectively, the “Indemnification Sources”), irrespective of any right of recovery the Covered Person may have from the Indemnitee-Related Entities. Under no circumstance shall the Partnership or any Controlled Entity be entitled to any right of subrogation or contribution by the Indemnitee-Related Entities and no right of advancement or recovery the Covered Person may have from the Indemnitee-Related Entities shall reduce or otherwise alter the rights of the Covered Person or the obligations of the Partnership or any Controlled Entity under the Indemnification Sources. In the event that any of the Indemnitee-Related Entities shall make any payment to the Covered Person in respect of indemnification or advancement of Expenses with respect to any Jointly Indemnifiable Claim, (i) the Partnership shall, and to the extent applicable shall cause the Controlled Entities to, reimburse the Indemnitee-Related Entity making such payment to the extent of such payment promptly upon written demand from such Indemnitee-Related Entity, (ii) to the extent not previously and fully reimbursed by the Partnership or any Controlled Entity pursuant to

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clause (i), the Indemnitee-Related Entity making such payment shall be subrogated to the extent of the outstanding balance of such payment to all of the rights of recovery of the Covered Person against the Partnership or any Controlled Entity, as applicable, and (iii) the Covered Person shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-Related Entities effectively to bring suit to enforce such rights. The Partnership and the Covered Person agree that each of the Indemnitee-Related Entities shall be third-party beneficiaries with respect to this Section 9.02(e), entitled to enforce this Section 9.02(e) as though each such Indemnitee-Related Entity were a party to this Agreement. The Partnership shall cause each of the Controlled Entities to perform the terms and obligations of this Section 9.02(e) as though each such Controlled Entity was the “Partnership” under this Agreement. For purposes of this Section 9.02(e), the following terms shall have the following meanings:

(i)                 The term “Indemnitee-Related Entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Partnership, any Controlled Entity or the insurer under and pursuant to an insurance policy of the Partnership or any Controlled Entity) from whom a Covered Person may be entitled to indemnification or advancement of Expenses with respect to which, in whole or in part, the Partnership or any Controlled Entity may also have an indemnification or advancement obligation.

(ii)              The term “Jointly Indemnifiable Claims” shall be broadly construed and shall include, without limitation, any claim, demand, action, suit or proceeding for which the Covered Person shall be entitled to indemnification or advancement of Expenses from both (i) the Partnership or any Controlled Entity pursuant to the Indemnification Sources, on the one hand, and (ii) any Indemnitee-Related Entity pursuant to any other agreement between any Indemnitee-Related Entity and the Covered Person pursuant to which the Covered Person is indemnified, the laws of the jurisdiction of incorporation or organization of any Indemnitee-Related Entity or the certificate of incorporation, certificate of organization, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or other organizational or governing documents of any Indemnitee-Related Entity, on the other hand.

ARTICLE X

DISSOLUTION AND TERMINATION

Section 10.01       Dissolution.

(a)               The Partnership shall not be dissolved by the admission of Additional Partners or Substitute Partners pursuant to Section 3.02.

(b)               No Partner shall (i) resign from the Partnership prior to the dissolution and winding up of the Partnership except in connection with a Transfer of Units pursuant to the terms of this Agreement or (ii) take any action to dissolve, terminate or liquidate the Partnership or to require apportionment, appraisal or partition of the Partnership or any of its assets, or to file a bill for an accounting, except as specifically provided in this Agreement, and each Partner, to the fullest

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extent permitted by Applicable Law, hereby waives any rights to take any such actions under Applicable Law, including any right to petition a court for judicial dissolution under Section 449.1802 of the Michigan Act.

(c)               The Partnership shall be dissolved and its business wound up only upon the earliest to occur of any one of the following events (each a “Dissolution Event”):

(i)               After the termination of the Partnership pursuant to Section 10.03; or

(ii)              Upon the occurrence of any other event which, under Section 499.1801 of the Michigan Act, would cause the dissolution of the Partnership.

(d)               The death, retirement, resignation, expulsion, bankruptcy, insolvency or dissolution of a Partner or the occurrence of any other event that terminates the continued membership of a Partner of the Partnership shall not in and of itself cause dissolution of the Partnership.

Section 10.02       Winding Up of the Partnership.

(a)               The General Partner shall promptly notify the other Partners of any Dissolution Event. Upon dissolution, the Partnership’s business shall be liquidated in an orderly manner. The General Partner shall appoint a liquidating trustee to wind up the affairs of the Partnership pursuant to this Agreement. In performing its duties, the liquidating trustee is authorized to sell, distribute, exchange or otherwise dispose of the assets of the Partnership in accordance with the Michigan Act and in any reasonable manner that the liquidating trustee shall determine to be in the best interest of the Partners.

(b)               The proceeds of the liquidation of the Partnership shall be distributed in the following order and priority:

(i)               first, to the creditors (including any Partners or their respective Affiliates that are creditors) of the Partnership in satisfaction of all of the Partnership’s liabilities (whether by payment or by making reasonable provision for payment thereof, including the setting up of any reserves which are, in the judgment of the liquidating trustee, reasonably necessary therefor); and

(ii)              second, to the Partners in the same manner as distributions under Section 5.03(b), subject to Section 5.03(e).

(c)               Distribution of Property. In the event it becomes necessary in connection with the liquidation of the Partnership to make a distribution of Property in-kind, subject to the priority set forth in Section 10.02, the liquidating trustee shall have the right to compel each Partner to accept a distribution of any Property in-kind (with such Property, as a percentage of the total liquidating distributions to such Partner, corresponding as nearly as possible to such Partner’s Percentage Interest), with such distribution being based upon the amount of cash that would be distributed to such Partners if such Property were sold for an amount of cash equal to the fair

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market value of such Property, as determined by the liquidating trustee in good faith, subject to the last sentence of Section 5.03(d).

Section 10.03       Termination. The Partnership shall terminate when all of the assets of the Partnership, after payment of or reasonable provision for the payment of all debts and liabilities of the Partnership, shall have been distributed to the Partners in the manner provided for in this Article X, and the articles of organization of the Partnership shall have been cancelled in the manner required by the Michigan Act.

Section 10.04       Survival. Termination, dissolution, liquidation or winding up of the Partnership for any reason shall not release any party from any liability which at the time of such termination, dissolution, liquidation or winding up already had accrued to any other party or which thereafter may accrue in respect to any act or omission prior to such termination, dissolution, liquidation or winding up.

ARTICLE XI

MISCELLANEOUS

Section 11.01       Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

Section 11.02       Further Assurances. Each Partner agrees to execute, acknowledge, deliver, file and record such further certificates, amendments, instruments and documents, and to do all such other acts and things, as may be required by Applicable Law or as, in the reasonable judgment of the General Partner, may be necessary or advisable to carry out the intent and purposes of this Agreement.

Section 11.03       Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given to such party at the address, facsimile number or e-mail address specified for such party on the Partner Schedule hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.04       Binding Effect; Benefit; Assignment.

(a)               The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b)               Except as provided in Article VIII, no Partner may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the General Partner (it being understood that any Rock Partner may assign, delegate or otherwise transfer such rights or obligations without such consent to Permitted Transferees).

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Section 11.05       Jurisdiction.

(a)               The exclusive venues for all disputes arising out of this Agreement shall be the United States District Court for the Eastern District of Michigan and the Third Judicial Circuit, Wayne County, Michigan (the “Agreed-Upon Venues”), and no other venues. The parties stipulate that the Agreement is an arm’s-length transaction entered into by sophisticated parties, and that the Agreed-Upon Venues are convenient, are not unreasonable, unfair, or unjust, and will not deprive any party of any remedy to which it may be entitled. The parties agree to consent to the dismissal of any action arising out of this Agreement that may be filed in a venue other than one of the Agreed-Upon Venues; the reasonable legal fees and costs of the party seeking dismissal for improper venue will be paid by the party that filed suit in the improper venue. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.03 shall be deemed effective service of process on such party.

(b)               EACH OF THE PARTNERSHIP AND THE PARTNERS HEREBY IRREVOCABLY DESIGNATES C T CORPORATION SYSTEM (IN SUCH CAPACITY, THE “PROCESS AGENT”), WITH AN OFFICE AT C T CORPORATION SYSTEM, 40600 ANN ARBOR ROAD EAST, SUITE 201, PLYMOUTH, MICHIGAN 48170, AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT; PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO EACH OTHER SUCH PARTY IN THE MANNER PROVIDED IN SECTION 11.03 OF THIS AGREEMENT. EACH PARTY SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT SUCH PARTY SHALL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN WILMINGTON, DELAWARE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW. EACH PARTY EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING WAIVER IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF MICHIGAN AND OF THE UNITED STATES OF AMERICA.

Section 11.06       Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.07       Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement. Nothing in this Agreement shall create any third-party

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beneficiary rights in favor of any Person or other party, except to the extent provided herein with respect to Indemnitee-Related Entities, each of whom are intended third-party beneficiaries of those provisions that specifically relate to them with the right to enforce such provisions as if they were a party hereto.

Section 11.08       Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the fullest extent possible.

Section 11.09       Amendment.

(a)               This Agreement can be amended at any time and from time to time by the General Partner; provided, in addition to the approval of the General Partner, no amendment to this Agreement may:

(i)                 without the prior written consent of each Rock Partner, (x) adversely modify the limited liability of any Rock Partner set forth in Section 5.01, Section 5.02, Section 5.04, Section 5.05, Section 5.06, Section 6.01(c), Section 6.03, Section 9.01, Section 9.02 or Section 11.01, or otherwise modify in any material respect the limited liability of any Rock Partner, or adversely increase the liabilities or obligations (other than de minimis liabilities or obligations) of any Rock Partner or (y) adversely modify the express rights of any Rock Partner set forth in Section 3.01(a), Section 3.04, Article IV, Section 5.03(e), Section 7.03(b), Section 7.04 and this Section 11.09 (in the case of clause (y), only so long as such Rock Partner is entitled to such express rights);

(ii)              adversely modify in any material respect the Units (or the rights, preferences or privileges of the Units) then held by any Partners in any materially disproportionate manner to those then held by any other Partners without the prior written consent of a majority in interest of such disproportionately affected Partner or Partners.

(b)               For the avoidance of doubt, the General Partner, acting alone, may amend this Agreement, including the Partner Schedule, (x) to reflect the admission of new Partners or Transfers of Units, each as provided by and in accordance with, the terms of this Agreement, (y) to effect any subdivisions or combinations of Units made in compliance with Section 4.02(c) and (z) to issue additional Partnership Units or any new class of Units (whether or not pari passu with the Partnership Units) in accordance with the terms of this Agreement and to provide that the Partners being issued such new Units be entitled to the rights provided to the Rock Partners with respect to all or a portion of the provisions applicable thereto hereunder and any other rights that do not diminish or eliminate any of the express rights of the Rock Partners described in Section 11.10(a)(i)(y).

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(c)               No waiver of any provision or default under, nor consent to any exception to, the terms of this Agreement or any agreement contemplated hereby shall be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

Section 11.10       Confidentiality.

(a)               Each Partner shall, and shall direct those of its Affiliates and their respective directors, officers, members, stockholders, partners, employees, attorneys, accountants, consultants, trustees and other advisors (the “Partner Parties”) who have access to Confidential Information to, keep confidential and not disclose any Confidential Information to any Person other than a Partner Party who agrees to keep such Confidential Information confidential in accordance with this Section 11.10, in each case without the express consent, in the case of Confidential Information acquired from the Partnership, of the General Partner or, in the case of Confidential Information acquired from another Partner, such other Partner, unless:

(i)                 such disclosure is required by Applicable Law;

(ii)              such disclosure is reasonably required in connection with any tax audit involving the Partnership or any Partner or its Affiliates;

(iii)            such disclosure is reasonably required in connection with any litigation against or involving the Partnership or any Partner; or

(iv)             such disclosure is reasonably required in connection with any proposed Transfer of all or any part of such Partner’s Units in the Partnership; provided that with respect to any such use of any Confidential Information referred to in this clause (iv), advance notice must be given to the General Partner so that it may require any proposed Transferee that is not a Partner to enter into a confidentiality agreement with terms substantially similar to the terms of this Section 11.10 (excluding this clause (iv)) prior to the disclosure of such Confidential Information.

(b)               “Confidential Information” means any information related to the activities of the Partnership, the Partners and their respective Affiliates that an Partner may acquire from the Partnership or the Partners, other than information that (i) is already available through publicly available sources of information (other than as a result of disclosure by such Partner), (ii) was available to a Partner on a non-confidential basis prior to its disclosure to such Partner by the Partnership, or (iii) becomes available to a Partner on a non-confidential basis from a third party, provided such third party is not known by such Partner, after reasonable inquiry, to be bound by this Agreement or another confidentiality agreement with the Partnership. Such Confidential Information may include information that pertains or relates to the business and affairs of any other Partner or any other Partnership matters. Confidential Information may be used by a Partner and its Partner Parties only in connection with Partnership matters and in connection with the maintenance of its interest in the Partnership.

(c)               In the event that any Partner or any Partner Parties of such Partner is required to disclose any of the Confidential Information, such Partner shall use reasonable efforts to provide the Partnership with prompt written notice so that the Partnership may seek a protective

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order or other appropriate remedy or waive compliance with the provisions of this Agreement, and such Partner shall use reasonable efforts to cooperate with the Partnership in any effort any such Person undertakes to obtain a protective order or other remedy. In the event that such protective order or other remedy is not obtained, or that the Partnership waives compliance with the provisions of this Section 11.10, such Partner and its Partner Parties shall furnish only that portion of the Confidential Information that is legally required and shall exercise all reasonable efforts to obtain reasonably reliable assurance that the Confidential Information shall be accorded confidential treatment.

(d)               Notwithstanding anything in this Agreement to the contrary, each Partner may disclose to any persons the U.S. federal income tax treatment and tax structure of the Partnership. For this purpose, “tax structure” is limited to any facts relevant to the U.S. federal income tax treatment of the Partnership and does not include information relating to the identity of the Partnership or any Partner.

Section 11.11       Governing Law. This Agreement will be governed by and construed in accordance with the internal laws of the State of Michigan without giving effect to choice of law principles that would require the application of the laws of another state.

[Signature pages follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

ROCKET GP, LLC

By:	/s/ Brian Brown
	Name:	Brian Brown
	Title:	Treasurer and Secretary

ROCKET LP, LLC

By:	/s/ Brian Brown
	Name:	Brian Brown
	Title:	Treasurer and Secretary

ROCK HOLDINGS INC.

By:	/s/ Matthew Rizik
	Name:	Matthew Rizik
	Title:	Chief Financial Officer

DANIEL GILBERT

/s/ Daniel Gilbert

[Signature Page to the Amended and Restated Agreement of Limited Partnership of Rocket Limited Partnership]